Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
FLM Minerals Inc.
(an exploration stage company)

We consent to the use in the Registration Statement of FLM Minerals Inc. (an exploration stage company) on Form SB-2 (the "Registration Statement") of our Auditors' Report dated January 16, 2007 on the balance sheet of FLM Minerals Inc. (an exploration stage company) as at November 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the period from incorporation on August 31, 2006 to November 30, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

MACKAY LLP
CHARTERED ACCOUNTANTS

MACKAY LLP

Vancouver, British Columbia
Canada

February 27, 2007